F5tie121231contran

Exhibit 99

Additional Information

Substantially all of outstanding voting stock of Contran Corporation is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the "Trusts"), of which Mr.

Simmons is the sole trustee, or is held by Mr. Simmons or persons or other entities related to Mr. Simmons.  As sole trustee of each of the

Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the Trusts.  Mr. Simmons,

however, disclaims beneficial ownership of, and a pecuniary interest in,

any shares of Contran stock that the Trusts hold.

U.S. Bank National Association serves as the trustee of the CDCT.

Contran established the CDCT as an irrevocable "rabbi trust" to assist

Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.  If the CDCT assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due.  Pursuant to the terms of the CDCT, Contran

(i) retains the power to vote the shares of common stock held directly by the CDCT, (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial

owner of such shares.

Contran sponsors the CMRT, which permits the collective investment by master trusts that maintain the assets of certain employee benefit plans

Contran and related companies adopt.  Harold C. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT.  Mr. Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT.

The Foundation is a tax-exempt foundation organized for charitable purposes.  Harold C. Simmons is the chairman of the board of the

Foundation.

NL, NL Environmental Management Services, Inc., a wholly owned subsidiary of NL ("NL EMS"), and Kronos directly own 10,814,370 shares, 3,558,600 shares and 1,724,916 shares of Valhi common stock, respectively.  As already stated, Valhi directly holds 83.0% of the outstanding shares of

NL common stock and 50.0% of the outstanding shares of Kronos common stock.  Pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL, NL EMS and Kronos own as treasury stock for voting purposes and for the purposes of this statement such shares are not deemed outstanding.

Mr. Harold C. Simmons is chairman of the board of Contran.

By virtue of the holding of the office, the stock ownership and his services as trustee, all as described above, Mr. Simmons may be deemed to control Contran.